As filed with the U.S. Securities and Exchange Commission on December 5, 2023.

Registration No. 333-255068

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Delaware	AppHarvest, Inc.	82-5042965
(State or other jurisdiction of incorporation or organization)	(Exact name of registrant as specified in its charter)	(I.R.S. Employer Identification No.)

0100
(Primary Standard Industrial Classification Code Number)

1890 Star Shoot Pkwy Ste. 170 PMB 168
Lexington, KY
(606) 653-6100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

AppHarvest, Inc. 2018 Equity Incentive Plan
AppHarvest, Inc. 2021 Equity Incentive Plan
AppHarvest, Inc. 2021 Employee Stock Purchase Plan
(Full titles of the plans)

Tony Martin
Chief Executive Officer
AppHarvest, Inc.
1890 Star Shoot Pkwy Ste. 170 PMB 168
Lexington, KY (606) 653-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Istvan A. Hajdu, Esq.
Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Telephone: (212) 839-5300
Fax: (212) 839-5599

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) previously filed by AppHarvest, Inc. (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “SEC”) and are being filed to deregister any and all shares of the Registrant’s Common Stock, par value $0.0001 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.Registration File No. 333-255068, filed with the SEC on April 6, 2021, relating to the registration of 10,026,958 shares of Common Stock for issuance under the AppHarvest Inc. 2021 Equity Incentive Plan (the “2021 Plan”), 2,005,392 shares of Common Stock under the AppHarvest Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”), 2,846,170 shares of Common Stock issuable upon exercise of options outstanding under the AppHarvest Inc. 2018 Equity Incentive Plan (the “2018 Plan”) and 2,525,280 shares of Common Stock issuable upon settlement of restricted unit awards outstanding under the 2018 Plan.

On July 23, 2023, the Company and certain of its affiliates (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the “Court”), thereby commencing chapter 11 cases for the Debtors (the “Chapter 11 Cases”). On September 14, 2023, the Court entered an order confirming the Second Amended Joint Plan of Liquidation of AppHarvest Products, LLC and its Debtor Affiliates (the “Plan”). On December 5, 2023, the Plan became effective pursuant to its terms (the “Effective Date”).

In connection with the Plan, on the Effective Date, the Registrant terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities of the Registrant registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of Kentucky on December 5, 2023.

APPHARVEST, INC.

By:	/s/ Loren Eggleton
Loren Eggleton
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the specified registration statements on Form S-8.